Exhibit 99.1
News Release
Contacts:
At InSight:
Kip Hallman
President & CEO
Keith S. Kelson
Executive Vice President & CFO
(949) 282-6000
INSIGHT HEALTH SERVICES HOLDINGS CORP.
REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR
ENDED JUNE 30, 2009
•	Adjusted EBITDA for fourth quarter of $10.1 million on revenues of $53.6 million

•	Adjusted EBITDA increased 11.4% from fourth quarter of fiscal 2008

•	At quarter end, $26.1 million of cash on hand

•	Repurchased $10.0 million in principal amount of floating rate notes
     LAKE FOREST, Calif. ... September 17, 2009 ... InSight Health Services Holdings Corp. (“InSight”) (OTCBB: ISGT) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2009.
     Kip Hallman, InSight’s President and CEO, stated, “I am pleased that we successfully executed on a number of key strategic initiatives intended to strengthen our retail center footprint, improve our revenue cycle management, achieve better radiologist alignment, and reduce our operating costs. As a result, we were able to achieve stable year over year Adjusted EBITDA and to significantly improve our operating margins even in this very challenging economic environment.”
     InSight reported that revenues decreased 17.3% from approximately $64.8 million for the fourth quarter of 2008, to approximately $53.6 million for the fourth quarter of 2009. Revenues from fixed operations decreased approximately 20.6% from approximately $40.7 million for the fourth quarter of 2008, to approximately $32.3 million for the fourth quarter of 2009, principally due to the disposition of imaging centers. Revenues from mobile operations decreased approximately 11.7% from approximately $24.1 million for the fourth quarter of 2008, to approximately $21.3 million for the fourth quarter of 2009 primarily due to reductions in reimbursement from its customers and a decline in the number of customers served.
     Revenues decreased approximately 13.5% from approximately $264.9 million for fiscal 2008, to approximately $229.3 million for fiscal 2009. Revenues from fixed operations decreased approximately 17.5% from approximately $168.8 million for fiscal 2008, to approximately $139.3 million for fiscal 2009 primarily due to the disposition of imaging centers. Revenues from mobile operations decreased approximately 6.4% from approximately $96.1 million for fiscal 2008, to approximately $90.0 million for fiscal 2009 primarily due to reductions in reimbursement from its customers and a decline in the number of customers served.
     Net cash provided by operating activities was approximately $18.1 million for fiscal 2009 and resulted primarily from Adjusted EBITDA (see discussion of Adjusted EBITDA below) of approximately $39.7 million less approximately $25.3 million of cash paid for interest, cash paid for taxes of approximately $0.4 million and various changes in InSight’s balance sheet accounts, primarily operating assets and liabilities, deferred income taxes and net distributions from its unconsolidated partnerships.
     At June 30, 2009, InSight had approximately $26.1 million in cash, cash equivalents and restricted cash (including approximately $6.5 million that was subject to the lien for the benefit of the senior secured floating rate notes), and approximately $12.2 million of availability under its revolving credit facility, based on its borrowing base. At June 30, 2009, there were no borrowings outstanding under the credit facility; however, there were letters of credit of approximately $1.9 million outstanding under the credit facility.
     Adjusted EBITDA increased approximately 11.4% from approximately $9.1 million for the fourth quarter of 2008, to approximately $10.1 million for the fourth quarter of 2009. Adjusted EBITDA decreased 1.2% from approximately $40.2 million for fiscal 2008, to approximately $39.7 million for fiscal 2009. Adjusted EBITDA for the fourth quarter of 2009 increased approximately 18.6% from approximately $8.5 million for the third quarter of 2009.
     Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization, excluding impairment of tangible and intangible assets, gain on sales of centers, reorganization items, net and gain on purchase of notes payable.
     Adjusted EBITDA has been included because InSight believes that it is a useful tool for it and its investors to measure its ability to provide cash flows to meet debt service, capital projects and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. InSight presents the discussion of Adjusted EBITDA because covenants in the agreements governing its material indebtedness contain ratios based on this measure. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. For a reconciliation of net cash provided by operating activities to Adjusted EBITDA, see the table below.
InSight will host a conference call to discuss results for its fourth quarter and fiscal year ended June 30, 2009, on Thursday, September 24, 2009, at 10:00 a.m. Pacific Daylight Time. Kip Hallman, President and Chief Executive Officer, and Keith S. Kelson, Executive Vice President and Chief Financial Officer, will host the conference call. To participate by telephone, please dial 888-549-7750 or 480-629-9866 ten minutes prior to the scheduled call.
     Upon its emergence from chapter 11, InSight adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7. The adoption of fresh-start reporting resulted in InSight becoming a new entity for financial reporting purposes. Accordingly, InSight’s condensed consolidated financial statements on or after August 1, 2007 are not comparable to InSight’s condensed consolidated financial statements prior to that date. The adoption of fresh-start reporting primarily affected depreciation and amortization and interest expense in the condensed consolidated statements of operations. The accompanying consolidated statements of operations for fiscal 2008 combine the results of operations for the one month ended July 31, 2007 of the predecessor entity and the eleven months ended June 30, 2008 of the successor entity. The combined results of operations are then compared with fiscal 2009.
     InSight believes the combined results of operations for fiscal 2008 provide management and investors with a more meaningful perspective of its financial performance and operating trends than if it did not combine the results of operations of the predecessor entity and the successor entity in this manner. Similarly, InSight combines the financial results of the predecessor entity and the successor entity when discussing sources and uses of cash for fiscal 2008.
Safe Harbor
     The foregoing contains forward-looking statements regarding InSight. They reflect InSight’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to InSight’s operations and business environment which may cause the actual results of InSight to be materially different from any future results, express or implied by such forward-looking statements. InSight intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases “expect,” “estimate,” and “anticipate” and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) InSight’s ability to successfully implement its core market strategy; (ii) overcapacity and competition in InSight’s markets; (iii) reductions, limitations and delays in reimbursement by third-party payors; (iv) contract renewals and financial stability of customers; (v) changes in the nature of commercial health care insurance arrangements, so that individuals bear greater financial responsibility through high deductible plans, co-insurance and co-payments; (vi) conditions within the healthcare environment; (vii) the potential for rapid and significant changes in technology and their effect on InSight’s operations; (viii) operating, legal, governmental and regulatory risks; (ix) conditions within the capital markets, including liquidity and interest rates, and (x) economic (including financial and employment market conditions), political and competitive forces affecting InSight’s business, and the country’s economic condition as whole.
About InSight
     InSight, headquartered in Lake Forest, California, is a provider of diagnostic imaging services through a network of fixed-site centers and mobile facilities. InSight serves a diverse portfolio of customers, including healthcare providers, such as hospitals and physicians, and payors, such as managed care organizations, Medicare, Medicaid and insurance companies, in over 30 states, including the following targeted regional markets: California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. As of June 30, 2009, InSight’s network consists of 61 fixed-site centers and 112 mobile facilities.
For more information, please visit www.insighthealth.com.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Years Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Successor)	(Combined)	(Successor)	(Successor)
		(unaudited)	(unaudited)
REVENUES:
Contract services	$106,130	$118,995	$24,652	$30,259
Patient services	123,120	145,952	28,901	34,513

Total revenues	229,250	264,947	53,553	64,772

COSTS OF OPERATIONS:
Costs of services	155,657	183,230	36,720	44,274
Provision for doubtful accounts	4,021	6,179	710	1,461
Equipment leases	10,950	10,006	2,602	2,828
Depreciation and amortization	45,584	58,166	10,392	14,041

Total costs of operations	216,212	257,581	50,424	62,604

CORPORATE OPERATING EXPENSES	(21,564)	(27,422)	(4,327)	(7,856)
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	2,642	2,065	920	728
INTEREST EXPENSE, net	(30,164)	(35,398)	(6,933)	(8,023)
GAIN (LOSS) ON SALES OF CENTERS	7,885	(644)	196	(644)
GAIN ON PURCHASE OF NOTES PAYABLE	12,065	—	5,277	—
IMPAIRMENT OF GOODWILL	—	(107,405)	(708)	(107,405)
IMPAIRMENT OF OTHER LONG-LIVED ASSETS	(5,308)	(12,366)	—	(12,366)

Loss before reorganization items and income taxes	(21,406)	(173,804)	(2,446)	(133,398)
REORGANIZATION ITEMS, net	—	198,998	—	—

(Loss) income before income taxes	(21,406)	25,194	(2,446)	(133,398)
(BENEFIT) PROVISION FOR INCOME TAXES	(1,652)	(1,947)	(100)	(5,627)

Net (loss) income	$(19,754)	$27,141	$(2,346)	$(127,771)

Basic and diluted (loss) income per common share	$(2.29)	$3.39	$(0.27)	$(14.78)

Weighted average number of basic and diluted common shares outstanding	8,644	7,996	8,644	8,644

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Successor)	(Combined)	(Successor)	(Successor)
		(unaudited)	(unaudited)
OPERATING ACTIVITIES:
Net (loss) income	$(19,754)	$27,141	$(2,345)	$(127,771)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Cash used for reorganization items	—	8,027	—	—
Noncash reorganization items	—	(207,025)	—	—
Depreciation and amortization	45,584	58,166	10,392	14,041
Amortization of bond discount	5,375	4,522	1,370	1,277
Amortization of deferred financing costs	—	145	—	—
Share-based compensation	73	15	18	15
Equity in earnings of unconsolidated partnerships	(2,642)	(2,065)	(920)	(728)
Distributions from unconsolidated partnerships	2,645	2,621	640	578
(Gain) loss on sales of centers	(7,885)	644	(196)	644
Gain on purchase of notes payable	(12,065)	—	(5,277)	—
Impairment of goodwill	—	107,405	—	119,771
Impairment of other long-lived assets	5,308	12,366	708	—
Deferred income taxes	(2,223)	(1,864)	(182)	(4,986)
Cash provided by (used in) changes in operating assets and liabilities:			—
Trade accounts receivables, net	7,854	8,189	270	2,886
Other current assets	(2,639)	(411)	(225)	1,214
Accounts payable, other accrued expenses and accrued interest subject to compromise	(1,530)	(6,285)	3,659	(1,352)

Net cash provided by operating activities before reorganization items	18,101	11,591	7,912	5,589

Cash used for reorganization items	—	(8,027)	—	—

Net cash provided by operating activities	18,101	3,564	7,912	5,589

INVESTING ACTIVITIES:
Acquisition of fixed-site centers	(8,400)	—	(8,400)	—
Proceeds from sales of centers, net of cash sold	19,987	9,050	267	9,050
(Increase) decrease in restricted cash	1,584	(8,072)	15,042	(8,072)
Additions to property and equipment	(21,893)	(8,262)	(8,267)	(3,450)
Other	—	66	—	(2)

Net cash used in investing activities	(8,722)	(7,218)	(1,358)	(2,474)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	(2,303)	(3,944)	(610)	(566)
Purchase of floating rate notes	(8,438)	—	(4,286)	—
Proceeds from issuance of notes payable	—	12,768	—	—
Principal payments on credit facility	—	(5,000)	—
Other	—	—	—	—

Net cash (used in) provided by financing activities	(10,741)	3,824	(4,896)	(566)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS:	(1,362)	170	1,658	2,549
Cash, beginning of period	21,002	20,832	17,982	18,453

Cash, end of period	$19,640	$21,002	$19,640	$21,002

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA (Unaudited)
(Amounts in thousands)

	Years Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Successor)	(Combined)	(Successor)

Net cash provided by operating activities	$18,101	$3,564	$7,912	$5,589
Cash used for reorganization items	—	8,027	—	—
(Benefit) provision for income taxes	(1,652)	(1,947)	(100)	(5,627)
Interest expense, net	30,164	35,398	6,933	8,023
Amortization of bond discount	(5,375)	(4,522)	(1,370)	(1,277)
Share-based compensation	(73)	(15)	(18)	(15)
Amortization of deferred financing costs	—	(145)	—	—
Equity in earnings of unconsolidated partnerships	2,642	2,065	920	728
Distributions from unconsolidated partnerships	(2,645)	(2,621)	(640)	(578)
Net change in operating assets and liabilities	(3,685)	(1,493)	(3,704)	(2,748)
Net change in deferred income taxes	2,223	1,864	182	4,986

Adjusted EBITDA	$39,700	$40,175	$10,115	$9,081

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET INFORMATION
(Amounts in thousands)

	June 30,
	2009	2008

Cash and cash equivalents	$19,640	$21,002
Trade accounts receivables, net	25,594	34,494
Property and equipment, net	79,837	113,684
Cash, restricted	6,488	8,072
Goodwill and other intangible assets, net	24,878	24,370
Total assets	176,124	217,691
Accounts payable and accrued expenses	36,037	33,121
Notes payable, including current maturities	279,968	295,348
Capital leases, including current maturities	4,057	6,374
Total stockholders’ deficit	(153,922)	(130,712)